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                                                               Exhibit 16.1



March 6, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated March 6, 1998 of Alrenco, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Grant Thorton LLP